The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated June 30, 2021

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253432

(To Prospectus dated February 24, 2021

and Product Supplement dated February 24, 2021)

UBS AG $• Capped Trigger Return Notes

Linked to the performance of the S&P GSCITM Excess Return Index due on or about July 25, 2022

Investment Description

UBS AG Capped Trigger Return Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the S&P GSCITM Excess Return Index (the “Underlying Asset”). At maturity, UBS will pay an amount in cash that is based on the direction and percentage change in the level of the Underlying Asset from the Initial Level to the Final Level (the “Underlying Return”) and whether the Final Level of the Underlying Asset is greater than, equal to or less than the Initial Level and Trigger Level. The “Final Level” of the Underlying Asset is the arithmetic average of the Closing Level of the Underlying Asset on each of the “Averaging Dates” specified under “— Key Dates” below. If the Underlying Return is positive, UBS will pay you a cash payment per Note equal to the Principal Amount plus a return equal to the lesser of (i) Underlying Return and (ii) the Maximum Return. If the Underlying Return is zero or negative and the Final Level is equal to or greater than the Trigger Level, UBS will pay you a cash payment per Note equal to the Principal Amount. If, however, the Underlying Return is negative and the Final Level is less than the Trigger Level, UBS will pay you a cash payment per Note that is less than the Principal Amount, if anything, resulting in a percentage loss on your initial investment equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose a significant portion or all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Participation in the Positive Underlying Return up to the Maximum Return: At maturity, the Notes provide participation in the positive Underlying Return up to the Maximum Return.
❑	Contingent Repayment of Principal with Potential for Full Downside Market Exposure: If the Underlying Return is zero or negative and the Final Level is equal to or greater than the Trigger Level, UBS will pay you a cash payment per Note equal to the Principal Amount. If, however, the Underlying Return is negative and the Final Level is less than the Trigger Level, UBS will pay you a cash payment per Note that is less than the Principal Amount, if anything, resulting in a percentage loss on your initial investment equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Pricing Date**	July 2, 2021
Original Issue Date**	July 8, 2021
Averaging Date	July 14, 2022, July 15, 2022, July 18, 2022, July 19, 2022 and July 20, 2022 (the “Final Valuation Date”)
Maturity Date	July 25, 2022
*	Expected. See page 2 for additional details.
**	We expect to deliver the Notes against payment on the third business day following the Pricing Date. Under Rule 15c6-1 of the Notes Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. UBS is not necessarily obligated to repay the full Principal Amount of the Notes at maturity, and the Notes may have the same downside market risk as that of the Underlying Asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The return on the Notes is subject to, and will not exceed, the “Maximum Return” or the corresponding “Maximum Payment at Maturity per Note”. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 investment), and integral multiples of $1,000 in excess thereof.

Underlying Asset	Bloomberg Ticker	Maximum Return	Maximum Payment at Maturity Per Note	Initial Level	Trigger Level	CUSIP	ISIN
S&P GSCITM Excess Return Index	SPGSCIP	18.00%	$1,180.00	•	90.00% of the Initial Level	90276BY64	US90276BY641

The estimated initial value of the Notes as of the Pricing Date is expected to be between $951.00 and $981.00. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 6 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms specified in the accompanying product supplement relating to the Notes dated February 24, 2021, the accompanying prospectus dated February 24, 2021 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the performance of the S&P GSCITM Excess Return Index	$•	$1,000.00	$•	$10.00	$•	$990.00

(1)  Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000 Principal Amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any underwriting discount or fees.

(2)  J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents may forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates equal to $10.00 per $1,000 Principal Amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for various securities we may offer, including the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated February 24, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000091412121001042/ub55766407-424b2.htm
♦	Prospectus dated February 24, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000119312521054082/d138688d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Capped Trigger Return Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated February 24, 2021, and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated February 24, 2021.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk of an investment in the Underlying Asset or the futures contracts on physical commodities comprising the Underlying Asset (the “Underlying Constituents”).
♦	You believe that the level of the Underlying Asset will increase from the Initial Level to the Final Level and that the percentage of appreciation is unlikely to exceed the Maximum Return indicated on the cover hereof.
♦	You understand and accept that your potential return is limited to the Maximum Return and you are willing to invest in the Notes based on the Maximum Return indicated on the cover hereof.
♦	You are willing to invest in the Notes based on the Trigger Level indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Asset.
♦	You do not seek current income from your investment.
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You understand and are willing to accept the risks associated with the Underlying Asset.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of a significant portion or all of your initial investment or are unwilling to make an investment that may have the same downside market risk of an investment in the Underlying Asset or its Underlying Constituents.
♦	You believe that the level of the Underlying Asset will decrease from the Initial Level to the Final Level and that the Final Level is likely to be less than the Trigger Level, or you believe that the level of the Underlying Asset will appreciate over the term of the Notes and the percentage of appreciation is likely to exceed the Maximum Return indicated on the cover hereof.
♦	You do not understand or are not willing to accept that your potential return is limited to the Maximum Return or you are unwilling to invest in the Notes based on the Maximum Return indicated on the cover hereof.
♦	You are not willing to invest in the Notes based on the Trigger Level indicated on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Asset.
♦	You seek current income from this investment.
♦	You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You do not understand or are not willing to accept the risks associated with the Underlying Asset.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors concerning the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 54 weeks. In the event that we make any change to the expected Pricing Date and Original Issue Date, the Calculation Agent may adjust the Averaging Dates (including the Final Valuation Date) and the Maturity Date to ensure that the stated term of the Notes remains the same.
Underlying Asset	The S&P GSCITM Excess Return Index
Payment at Maturity (per Note)

If the Underlying Return is positive, UBS will pay you a cash payment equal to:

$1,000 + ($1,000 × the lesser of (a) Underlying Return and (b) Maximum Return).

If the Underlying Return is zero or negative and the Final Level is equal to or greater than the Trigger Level, UBS will pay you a cash payment that is equal to:

Principal Amount.

If the Underlying Return is negative and the Final Level is less than the Trigger Level, UBS will pay you a cash payment that is less than your Principal Amount, if anything, equal to:

$1,000 + ($1,000 × Underlying Return).

In this scenario, you will suffer a percentage loss on your initial investment equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment.

Maximum Return	18.00%
Maximum Payment at Maturity per Note	$1,180.00
Trigger Level(1)	90.00% of the Initial Level
Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Initial Level(1)	The Closing Level of the Underlying Asset on the Pricing Date.
Final Level(1)	The arithmetic average of the Closing Level of the Underlying Asset on each of the Averaging Dates.
Averaging Dates(2)	July 14, 2022, July 15, 2022, July 18, 2022, July 19, 2022 and the Final Valuation Date.
Final Valuation Date(2)	July 20, 2022

(1) As determined by the Calculation Agent and as may be adjusted in the case of certain adjustment events as described herein under “Market Disruption Events; Early Termination Following a Change in Law” and under “General Terms of the Securities — Discontinuance of, Adjustments to or Benchmark Event Affecting an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

(2) Subject to postponement by the Calculation Agent as described herein under “Market Disruption Events; Early Termination Following a Change in Law”.

Investment Timeline
Pricing Date	The Initial Level is observed and the final terms of the Notes are set.
¯
Averaging Dates	The Closing Level of the Underlying Asset is observed on each of the Averaging Dates. The Final Level and the Underlying Return are calculated on the Final Valuation Date.
¯
Maturity Date

If the Underlying Return is positive, UBS will pay you a cash payment per Note equal to:

$1,000 + ($1,000 × the lesser of (a) Underlying Return and (b) Maximum Return).

If the Underlying Return is zero or negative and the Final Level is equal to or greater than the Trigger Level, UBS will pay you a cash payment per Note that is equal to:

Principal Amount.

If the Underlying Return is negative and the Final Level is less than the Trigger Level, UBS will pay you a cash payment per Note that is less than your Principal Amount, if anything, equal to:

$1,000 + ($1,000 × Underlying Return).

In this scenario, you will suffer a percentage loss on your initial investment equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Specifically, if the Final Level is less than the Trigger Level, you will lose a percentage of your Principal Amount equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

2

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical direct investment in the Underlying Asset or a direct investment in the Underlying Constituents. Some of the key risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦	Risk of loss – The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full Principal Amount of the Notes at maturity. UBS will pay you the Principal Amount of the Notes only if the Final Level is equal to or greater than the Trigger Level and will only make such payment at maturity. If the Underlying Return is negative and the Final Level is less than the Trigger Level, you will lose a percentage of your Principal Amount equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment.
♦	The contingent repayment of principal by the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. The contingent repayment of principal by the issuer is only available if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level is equal to or greater than the Trigger Level.
♦	Participation in any positive Underlying Return up to the Maximum Return applies only at maturity — If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Underlying Return and the return you realize may be less than then-current Underlying Return, even if such return is positive and does not exceed the Maximum Return. You can receive the full benefit of the participation in any positive Underlying Return, subject to the Maximum Return, only if you hold your Notes to maturity.
♦	Your potential positive return on the Notes is limited to the Maximum Return — The return potential of the Notes is limited to the Maximum Return. Therefore, you will not benefit from any positive Underlying Return in excess of an amount that exceeds the Maximum Return and your return on the Notes may be less than it would be from that of a hypothetical direct investment in the Underlying Asset.
♦	Payment at maturity based on average over the Averaging Dates — The Payment at Maturity will be calculated by reference to the arithmetic average of the Closing Levels of the Underlying Asset on each of the Averaging Dates. Therefore, in calculating the Final Level, beneficial performance of the Underlying Asset as of some Averaging Dates may be moderated, or wholly offset or even reversed by the performance of the Underlying Asset on other Averaging Dates. As a result, the Payment at Maturity you receive, if any, may be less than if it were based solely on the Closing Level of the Underlying Asset on the Final Valuation Date.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility" refers to the frequency and magnitude of changes in the level of the Underlying Asset. The greater the expected volatility of the Underlying Asset as of the Pricing Date, the greater the expectation is as of that date that the Final Level could be less than the Trigger Level and, as a consequence, indicates an increased risk of loss. However, the Underlying Asset's volatility can change significantly over the term of the Notes, and a relatively lower Trigger Level may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying Asset and the potential to lose a significant portion or all of your initial investment.
♦	Owning the Notes is not the same as owning the Underlying Constituents — The return on your Notes will not reflect the return you would realize if you actually owned the Underlying Constituents and investing in the Notes will not make you a holder of any Underlier Constituent or in a collective investment vehicle that invests in the Underlying Constituent or commodities generally. Neither you nor any other holder or owner of the Notes will have any rights with respect to such Underlie

Risks Relating to Characteristics of the Underlying Asset

♦	Market Risk — The return on the Notes is directly linked to the performance of the Underlying Asset and indirectly linked to the price of the Underlying Constituents, and the extent to which the Underlying Return is positive or negative. Trading in the Underlying Constituents is speculative and can be extremely volatile. Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates, and trading activities in commodities and related futures contracts. Different factors may cause the value of different commodities and the volatilities of their prices to move in inconsistent directions and at inconsistent rates. Additionally, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Underlying Constituents and, therefore, the Underlying Asset. You may lose some or all of your initial investment.
♦	The Notes are not regulated by the Commodity Futures Trading Commission — The net proceeds to be received by us from the sale of the Notes will not be used to purchase or sell any commodity futures contracts or options on commodity futures contracts for your benefit. An investment in the Notes thus does not constitute either an investment in commodity futures contracts, options on commodity futures contracts or in a collective investment vehicle that trades in these contracts (i.e., the Notes will not constitute a direct or indirect investment by you in the commodity futures contracts or options on futures), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”). You will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in commodity futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in your Notes, an investment in a collective investment vehicle that invests in commodity futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. In addition, the advisor to such vehicle may be required to register as a commodity trading advisor. Because the Notes will not be interests in a commodity pool, the Notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator or commodity trading advisor, and you will not benefit from the CFTC’s regulatory protections afforded to persons who invest in regulated commodity pools.

3

♦	The Notes do not offer direct exposure to commodity spot prices — The Underlying Asset is comprised of commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that is linked to commodity spot prices.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the Underlying Asset will rise or fall. There can be no assurance that the Final Level will be greater than the Initial Level or the Trigger Level. The Final Level will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying Constituents. You should be willing to accept the risks associated with commodities and commodity futures contracts generally, the relevant commodity markets tracked by the Underlying Asset in general and the Underlying Constituents in particular.
♦	Commodity prices, including those of the Underlying Constituents, may change unpredictably, which may adversely affect the market value of, and return on, the Notes in unforeseeable ways — Commodity prices as well as the Underlying Constituents are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the levels of the Underlying Asset and the value of your Notes in varying ways, and different factors may cause the value of different Underlying Constituents and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates. Any such changes could adversely affect the level of the Underlying Asset and, therefore, the market value of, and return on, the Notes.
♦	It is difficult to predict what effect higher and lower future prices of Underlying Constituents relative to their current prices may have on the level of the Underlying Asset — The Underlying Asset is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Underlying Asset approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in December. This process is referred to as “rolling”.
If the market for these contracts is in “backwardation,” which means that the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. Conversely, if the market for these contracts is in “contango,” which means that the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is higher than the sale price of the October contract. The difference between the prices of the two contracts when they are rolled is sometimes referred to as a “roll yield”, and the change in price that contracts experience while they are components of the Underlying Asset is sometimes referred to as a “spot return”. An investor in the Underlying Asset cannot receive either the roll yield or the spot return separately. The presence of contango in the commodity markets could result in negative roll yields, which could adversely affect the value of the Underlying Asset and, therefore, the market value of, and return on, the Notes.
Because of the potential effects of negative roll yields, it is possible for the value of the Underlying Asset to decrease significantly over time even when the near-term or spot prices of underlying commodities are stable or increasing. It is also possible, when near-term or spot prices of the underlying commodities are decreasing, for the value of the Underlying Asset to decrease significantly over time even when some or all of the Underlying Constituents are experiencing backwardation.
Certain underlying commodities included in the Underlying Asset, such as gold, have historically traded in contango markets and the Underlying Asset has experienced periods in which many of these commodities are in contango. Although certain of the commodity futures contracts included in the Underlying Asset have historically experienced periods of backwardation, it is possible that such backwardation will not be experienced in the future.
♦	The Index Sponsor may be required to replace an Underlying Constituent if the existing commodities contract is terminated or replaced —A commodity contract known as a “designated contract” has been selected by the Index Sponsor (as defined herein under “Information About the Underlying Asset” as the reference contract for each of the physical commodities comprising the Underlying Asset. Data concerning this designated contract will be used to calculate the level of the Underlying Asset. If a designated contract were to be terminated or replaced in accordance with the rules described herein under “Information About the Underlying Asset”, a comparable commodity contract may be selected by the Index Sponsor, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the Underlying Asset and, therefore, the market value of, and return on, the Notes.
♦	Data sourcing and calculation risks associated with the Underlying Asset may adversely affect the market value of, and return on, the Notes — Because the Notes are linked to the Underlying Asset, which is composed of exchange-traded futures contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the Underlying Asset will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the Underlying Constituents. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the Underlying Asset for the following period. Additionally, the Index Sponsor may not discover every discrepancy.
Furthermore, the weightings for the Underlying Asset are determined by the Index Sponsor, which has a significant degree of discretion in exercising its supervisory duties with respect to the Underlying Asset. This discretion would permit, among other things, changes to the composition of the Underlying Asset or changes to the manner or timing of the publication of the values of such Underlying Asset, at any time during the year if the Index Sponsor deemed the changes necessary in light of factors that include, but are not limited to (i) changes in liquidity of the Underlying Constituents that are included in the Underlying Asset or (ii) changes in legal, regulatory, sourcing or licensing matters relating to publication or replication of the Underlying Asset. In particular, without limitation, the Index Sponsor’s access and rights to use data in connection with calculating, publishing and licensing the Underlying Asset remain subject to the ongoing consent of the sources of such data (including, without limitation, exchanges), which consent can be revoked at any time. Further, the sources of such data reserve the right to revise the terms and conditions of access and use of their data upon notice to the Index Sponsor. The Index Sponsor has reserved the right to modify the composition of the Underlying Asset on an as needed basis to minimize the impact of any loss of access to or revised terms of use with respect to such source data on the Underlying Asset.

4

♦	The Underlying Asset reflects excess return, not total return — The Underlying Asset is an excess return index, which means it is based on prices of the Underlying Constituents as well as the positive or negative returns that would be generated over time by “rolling” hypothetical uncollateralized positions in those contracts forward as they approach delivery to the next expiring contract month. By contrast, a total return index, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the underlying futures contracts (i.e. the cash collateral). The Underlying Asset is calculated and maintained by the Index Sponsor. The returns generated by the “rolling” feature of an excess return strategy may be negative and an excess return index could generate returns that are lower than the returns of an otherwise comparable index that only measured changes in the prices of the Underlying Constituents.
♦	Legal and regulatory changes could adversely affect the market value of, and return on, the Notes — The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which effected substantial changes to the regulation of the futures and over-the-counter (“OTC”) derivatives markets, was enacted in July 2010. Dodd-Frank requires regulators, including the CFTC, to adopt regulations to implement many of the requirements of the legislation. While the CFTC has adopted many of the required regulations, a number of them have only recently become effective, and certain requirements remain to be finalized. The ultimate impact of the regulatory scheme, therefore, cannot yet be fully determined. Under Dodd-Frank, in October 2020 the CFTC adopted a rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. Required compliance with the new position limits rule begins on January 1, 2022 for physical commodity futures (and any associated referenced contracts other than economically equivalent swaps) and on January 1, 2023 for economically equivalent swaps. Related to the position limits rule, the CFTC has recently adopted final rules governing the aggregation of positions by market participants under common control and by trading managers. While the ultimate scope and impact of the proposed position limits rule, final aggregation rules and other CFTC rules cannot be conclusively determined at present, these new requirements could restrict the ability of certain market participants to participate in the commodities, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may also have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes have increased, and will continue to increase, the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivatives markets. Without limitation, these changes require many OTC derivatives transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers (as defined by the CFTC) are also required to be registered and are or will be subject to various regulatory requirements, including, but not limited to, proposed capital requirements, margin, recordkeeping and reporting requirements and various business conduct requirements. These legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. In addition, transaction costs incurred by market participants are likely to be higher than in the past, reflecting the costs of compliance with the new regulations. These consequences could adversely affect the level of the Underlying Asset, or Underlying Constituents, which could in turn adversely affect the market value of, and return on, the Notes.
In addition, other regulatory bodies have passed or proposed, or may propose in the future, legislation similar to that proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the EU MiFID II Directive (2014/65/EU), which has applied since January 3, 2018, introduces a new regime for EU Member States to establish and apply position limits on the net position which a person can hold at any time in commodity derivatives traded on trading venues and in economically equivalent OTC contracts. These position limits are set (and periodically revised) according to a methodology determined at the EU level, but applied by EU Member State authorities.
By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012) (“EMIR”) currently requires reporting of derivatives and various risk mitigation techniques such as timely confirmation, mandatory margin exchange and portfolio reconciliation to be applied to OTC derivatives. Mandatory clearing is in the process of being implemented by class of counterparty and derivative asset class.
Changes to be implemented under both EMIR and MiFID II will impact a broad range of counterparties, both outside and within the EU, and are expected to increase the cost of transacting derivatives.
♦	Commodities-related litigation and regulatory investigations could adversely affect prices for futures contracts, including the Underlying Constituents, and therefore, the market value of, and return on, the Notes — The Underlying Asset is comprised of the commodity futures contracts specified herein under “Information About the Underlying Asset”. An increased focus on price setting and trading prices by regulators and exchanges recently has resulted in a number of changes to the ways in which prices are determined, including prices for commodities and futures contracts. This increased focus also resulted in the publication of standards for benchmark setting by the International Organization of Securities Commissions. Regulators have investigated possible manipulation of the trading prices of certain Underlying Constituents by a number of firms and may in the future raise similar questions. In addition, private litigation alleging manipulation of the trading prices of certain Underlying Constituents is ongoing against a number of firms.
Any industry investigations and litigation may result in further review by exchanges and regulators of the methods by which commodities prices and futures contract prices are determined and the manner in which they are traded and changes to those methods. In addition, changes to other commodity-related activities, such as storage facilities and delivery methods, may also occur. If any of these changes occur, the prices of the futures contracts in the Underlying Asset may be affected, which may thereby adversely affect the market value of, and return on, the Notes.
In addition, if alleged trading price manipulation or other alleged conduct that may have artificially affected prices has occurred or is continuing, certain published commodity prices and futures contract prices (including historical prices) may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such artificially lower (or higher) prices could have an adverse impact on the Underlying Asset and, therefore, the market value of, and return on, the Notes.
♦	Changes, including regulatory changes, affecting the composition and valuation of the Underlying Asset or discontinuation or modification of the Underlying Asset could adversely affect the market value of, and return on, Notes — The composition of the Underlying Asset may change over time, as additional commodity contracts satisfy the eligibility criteria of the Underlying Asset or commodity contracts currently included in the Underlying Asset fail to satisfy such criteria and those changes could impact the composition of the Underlying Asset. A number of modifications to the methodology for determining the contracts to be included in the Underlying Asset, and for valuing the Underlying Asset, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the market value, and return on, the Notes.

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In addition, indices like the Underlying Asset have been, and continue to be, the subject of regulatory guidance and proposal for reform. including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Notes — Discontinuance of, Adjustments to or Benchmark Event Affecting an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the Underlying Asset) or the administrator (the Index Sponsor) or user of a benchmark (such as UBS) to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use.
If events such as these occur, or if the Final Level is not available because of a Market Disruption Event, non-Trading Day or for any other reason, and no successor Underlying Asset is selected, the Calculation Agent — which initially will be UBS Securities LLC, an affiliate of UBS — may determine the Final Level — and thus any amount payable at maturity —in a manner it considers appropriate as described further herein and in the accompanying product supplement under “— Discontinuance of, Adjustments to or Benchmark Event Affecting an Underlying Index; Alteration of Method of Calculation”. Any such change or event could adversely affect the market value of, and return on, the Notes.
♦	Information on the Underlying Asset or Underlying Constituents may not be readily available — There is no systematic reporting of last-sale information for many commodities and commodity indices. Reasonable current bid and offer information may be available in certain brokers’ offices, in bank trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the applicable level relevant for determining the market value of, or return on, your Notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for you and other investors to obtain timely, accurate data about the state of the commodity markets.

Estimated Value Considerations

♦	The issue price you pay for the Notes will exceed their estimated initial value – The issue price you pay for the Notes will exceed their estimated initial value as of the Pricing Date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the Pricing Date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the Underlying Asset and Underlying Constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the Pricing Date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the Pricing Date may differ from the estimated initial value – The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Asset — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the Pricing Date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the Pricing Date – We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the Pricing Date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the Pricing Date and any such differential between the estimated initial value and the issue price of the Notes as of the Pricing Date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the Underlying Asset and the Underlying Constituents; the volatility of the Underlying Asset and the Underlying Constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; and the then current bid-ask spread for the Notes. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦	Potential conflict of interest — UBS and its affiliates may engage in business relating to the Underlying Constituents or related physical commodities, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the Calculation Agent, which will be an affiliate of UBS. The Calculation Agent will determine the Underlying Return and the Payment at Maturity of the Notes based on the Final Level of the Underlying Asset. The Calculation Agent can postpone the determination of the Initial Level, Trigger Level and/or Final Level if a market disruption event occurs and is continuing on the Pricing Date, any Averaging Date and/or the Final Valuation Date, as applicable. As UBS determines the economic terms of the Notes, including the Trigger Level and Maximum Return, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the Underlying Constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Asset, any Underlying Constituent and/or or related physical commodities may adversely affect the level of that Underlying Asset on any Averaging Date and, therefore, the market value of, and return on, the Notes.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Underlying Asset to which the Notes are linked.
♦	The Calculation Agent can postpone the determination of the Initial Level and the Final Level if a Market Disruption Event occurs or is continuing on the Pricing Date or any Averaging Date (including the Final Valuation Date) — If the Calculation Agent determines that a market disruption event has occurred or is continuing on the Pricing Date, any Averaging Date and/or the Final Valuation Date, such date may be postponed until the first Trading Day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the Calculation Agent will determine the Closing Level of the Underlying Asset on the first Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the Pricing Date, any Averaging Date and/or the Final Valuation Date for the Notes be postponed by more than eight Trading Days. As a result, the Original Issue Date or Maturity Date for the Notes could also be postponed. If the Pricing Date, any Averaging Date and/or the Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be the Pricing Date, any Averaging Date and/or the Final Valuation Date, as applicable, and the Closing Level of the Underlying Asset will be determined by the Calculation Agent in the manner described in “Market Disruption Events” herein.
♦	The Notes may be terminated early if the Calculation Agent determines that a Change in Law Event has occurred — If the Calculation Agent determines that a Change in Law Event, as described in the section “Market Disruption Events; Early Termination Following a Change in Law” herein, has occurred, the Notes may be deemed to have terminated early upon the occurrence of such event. Following the occurrence of a Change in Law Event on or before the Maturity Date where the Calculation Agent determines the Notes will terminate early, the Calculation Agent will, using commercially reasonable methods, determine the early termination payment payable to you on the Notes, which will equal the economic value of the Notes. No other amounts will be due to you under the Notes. In determining the early termination payment, the Calculation Agent may consider any relevant information, including, without limitation, relevant rates, prices, yields, volatilities, spreads, correlations or other relevant market data from internal sources or otherwise. The economic value of the Notes and the early termination payment following the occurrence of a Change in Law Event could be substantially less than the face amount (and could be zero) and therefore you could lose some or all of your initial investment. See “Market Disruption Events; Early Termination Following a Change in Law” herein.

Risks Relating to General Credit Characteristics

♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes .. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield, and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

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♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material U.S. Federal Income Tax Consequences” herein and “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

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Hypothetical Examples and Return Table of the Notes at Maturity

The below examples are based on hypothetical terms. The actual terms will be set on the Pricing Date and will be indicated on the cover of the final pricing supplement.

The examples and table below illustrate the Payment at Maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for the Notes will be set on the Pricing Date; amounts have been rounded for ease of analysis):

Investment Term:	54 Weeks
Initial level:	500.00
Maximum Return:	18.00%
Trigger Level:	450.00 (90.00% of the Initial Level)
Range of Underlying Asset Performance:*	40% to -100%
*	The performance range is provided for illustrative purposes only.

Underlying Asset		Payment and Return at Maturity
Final level	Underlying Return	Payment at Maturity	Note Total Return at Maturity
700.00	40.00%	$1,180.00	18.00%
650.00	30.00%	$1,180.00	18.00%
600.00	20.00%	$1,180.00	18.00%
590.00	18.00%	$1,180.00	18.00%
575.00	15.00%	$1,150.00	15.00%
550.00	10.00%	$1,100.00	10.00%
525.00	5.00%	$1,050.00	5.00%
500.00	0.00%	$1,000.00	0.00%
490.00	-2.00%	$1,000.00	0.00%
475.00	-5.00%	$1,000.00	0.00%
450.00	-10.00%	$900.00	-10.00%
400.00	-20.00%	$800.00	-20.00%
350.00	-30.00%	$700.00	-30.00%
300.00	-40.00%	$600.00	-40.00%
250.00	-50.00%	$500.00	-50.00%
200.00	-60.00%	$400.00	-60.00%
150.00	-70.00%	$300.00	-70.00%
100.00	-80.00%	$200.00	-80.00%
50.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Example 1 — The Final Level of the Underlying Asset is 515.00 (resulting in an Underlying Return of 3.00%).

Because the Underlying Return is positive and is less than the Maximum Return, the payment at maturity per Note will be calculated as follows:

$1,000 + ($1,000 × the lesser of (i) 3.00% and (ii) 18.00%)

= $1,000 + ($1,000 × 3.00%)

= $1,030.00 per Note (3.00% total return)

Example 2 — The Final Level of the Underlying Asset is 600.00 (resulting in an Underlying Return of 20.00%).

Because the Underlying Return is positive and is greater than the Maximum Return, the payment at maturity per Note will be calculated as follows:

$1,000 + ($1,000 x the lesser of (i) 20.00% and (ii) 18.00%)

= $1,000 + ($1,000 × 18.00%)

= $1,180.00 per Note (18.00% total return)

Example 3 — The Final Level of the Underlying Asset is 475.00 (resulting in an Underlying Return of -5.00%).

Because the Underlying Return is zero or negative and the Final Level is equal to or greater than the Trigger Level, the Payment at Maturity per Note will be equal to the Principal Amount (0.00% total return).

Example 4 — The Final Level of the Underlying Asset is 250.00 (resulting in an Underlying Return of -50.00%).

Because the Underlying Return is negative and the Final Level is less than the Trigger Level, UBS will pay you less than the Principal Amount and the Payment at Maturity per Note is as follows:

$1,000 + ($1,000 × -50.00%)

= $1,000 - $500.00

= $500 (-50.00% total return)

Accordingly, if the Underlying Return is negative and the Final Level is less than the Trigger Level, UBS will pay you less than the Principal Amount, if anything, resulting in a percentage loss on your initial investment equal to the Underlying Return and, in extreme situations, you could lose all of your initial investment.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Information About the Underlying Asset

All disclosures contained in this document regarding the Underlying Asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Asset. You should make your own investigation into the Underlying Asset.

Included on the following pages is a brief description of the Underlying Asset. This information has been obtained from publicly available sources. Set forth below is a graph that provides Closing Levels for the Underlying Asset for the period specified. We obtained the Closing Level information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the Underlying Asset as an indication of future performance.

The S&P GSCITM Excess Return Index

The S&P GSCITM Excess Return Index (the “Underlying Asset”) is the excess return version of the S&P GSCI™ Index, a composite index of commodity sector returns, calculated, maintained and published daily by S&P Dow Jones Indices LLC (the “Index Sponsor”). The S&P GSCI™ Index is a world production-weighted index that is designed to reflect the relative significance of the principal non-financial commodities (i.e., physical commodities) in the world economy. The S&P GSCI™ Index currently represents the return of a portfolio of 24 commodity futures contracts: Chicago wheat, Kansas wheat, corn, soybeans, coffee, sugar, cocoa, cotton, lean hogs, live cattle, feeder cattle, WTI crude oil, heating oil, RBOB gasoline, Brent crude oil, gasoil, natural gas, aluminum, copper, nickel, lead, zinc, gold and silver. The Underlying Asset is an excess return index, which represents an uncollateralized long position in the futures contracts included in the Underlying Asset, and not a total return index, which represents a collateralized position in such contracts. The excess return index is based on price levels of the commodity futures contracts composing the S&P GSCI™ Index as well as the positive or negative returns that would be generated over time by “rolling” hypothetical positions in those contracts forward as they approach delivery to the next expiring contract month. By contrast, a total return index, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the underlying futures contracts (i.e. the cash collateral). The Underlying Asset is calculated and maintained by the Index Sponsor.

Additional information on the S&P GSCI™ Index and the Underlying Asset, including their methodologies, is available on the Index Sponsor’s website.

Overview of the S&P GSCI™ Index

The S&P GSCI™ Indices are determined, composed and calculated by the Index Sponsor, without regard to the Notes. The Index Sponsor acquired the rights to the S&P GSCI™ Indices from Goldman, Sachs & Co. in 2007. Goldman, Sachs & Co. established and began calculating the S&P GSCI™ Indices in April 1991. The former name of the S&P GSCI™ Index was the Goldman Sachs Commodity Index, or GSCI™ Index. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, any S&P GSCI™ Index, including the Underlying Asset.

The S&P GSCI™ Index is an index on a world production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The only commodities represented in the S&P GSCI™ Index are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI™ Index are weighted, on a production basis, to reflect the relative significance (in the view of the Index Sponsor, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™ Index are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI™ Index has been normalized such that its hypothetical level on January 2, 1970 was 100.

Composition of the S&P GSCI™ Index

 In order to be included in the S&P GSCI™ Index, a contract must satisfy the following eligibility criteria:

•	the contract must be in respect of a physical commodity and not a financial commodity;
•	the contract must have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;
•	the contract must, at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement;
•	the contract must be traded on an exchange, facility or other platform (referred to as a “trading facility”) that allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCI™ Index that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (defined below);
•	the contract must be denominated in U.S. dollars; and
•	the contract must be traded on or through a trading facility that has its principal place of business or operations in a country that is a member of the Organization for Economic Cooperation and Development.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI™ Index. In appropriate circumstances, the Index Sponsor may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the price (a) used by the relevant trading facility or clearing facility to determine the margin obligations (if any) of its members or participants or margining transactions or for other purposes or (b) referred to generally as the reference, closing or settlement price of the relevant contract.

For a contract to be eligible for inclusion in the S&P GSCI™ Index, volume data with respect to such contract (i) must be available for at least the three months immediately preceding the date on which the determination is and (ii) made must have a minimum reference percentage dollar weight.

In order to be added to the S&P GSCI™ Index, the following eligibility criteria apply:

•	a contract that is not included in the S&P GSCI™ Index at the time of determination and that is based on a commodity that is not represented in the S&P GSCI™ Index at such time must have an annualized total dollar value traded over the relevant period of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period;
•	a contract that is not included in the S&P GSCI™ Index at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ Index at such time must have an annualized total dollar value traded over the relevant period of at least U.S. $30 billion; and
•	a contract that is not included in the S&P GSCI™ Index at the time of determination must have a reference percentage dollar weight of at least 1.00% at the time of determination.

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In order to continue to be included in the S&P GSCI™ Index, the following eligibility criteria apply:

•	a contract that is already included in the S&P GSCI™ Index at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI™ Index must have an annualized total dollar value traded of at least U.S. $5 billion over the relevant period and of at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination;
•	a contract that is already included in the S&P GSCI™ Index at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ Index at such time must have an annualized total dollar value traded, over the relevant period of at least U.S. $10 billion over the relevant period and of at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination; and
•	a contract that is already included in the S&P GSCI™ Index at the time of determination must have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI™ Index and each contract’s percentage of the total is then determined.

In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts are included in the S&P GSCI™ Index in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first. No further contracts are included if such inclusion results in the portion of the S&P GSCI™ Index attributable to such commodity exceeding a particular level.

If under the procedure set forth in the preceding paragraph, additional contracts could be included with respect to several commodities at the same time, the procedure is first applied to the commodity that has the smallest portion of the S&P GSCI™ Index attributable to it at the time of determination. Subject to the other eligibility criteria, the contract with the highest total quantity traded on such commodity is included. Before any additional contracts on any commodity are included, the portion of the S&P GSCI™ Index attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI™ Index attributable to it.

The contracts currently included in the S&P GSCI™ Index are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYMEX”), ICE Futures Europe (“ICE-Europe”), ICE Futures U.S. (“ICE-US”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBOT”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”).

The quantity of each of the contracts included in the S&P GSCI™ Index is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity from sources determined by the Index Sponsor to be reasonably accurate and reliable, such as the United Nations Industrial Commodity Statistics Yearbook. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, the Index Sponsor may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity included in the S&P GSCI™ Index where the production quantity is determined based on regional (North American) production.

The five-year moving average is updated annually for each commodity included in the S&P GSCI™ Index, based on the five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights (the “CPWs”) used in calculating the S&P GSCI™ Index are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, the Index Sponsor performs this calculation on a quarterly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI™ Index is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI™ Index to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI™ Index will change on one or more of these quarterly evaluation dates. In addition, regardless of whether any changes have occurred during the year, the Index Sponsor reevaluates the composition of the S&P GSCI™ Index at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI™ Index. Commodities included in the S&P GSCI™ Index that no longer satisfy such criteria, if any, will be deleted.

The Index Sponsor also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI™ are necessary or appropriate in order to assure that the S&P GSCI™ represents a measure of commodity market performance. The Index Sponsor has the discretion to make any such modifications.

Contract Expirations

Because the S&P GSCI™ Index comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCI™ Index for each commodity during a given year are designated by the Index Sponsor, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI™ Index will be calculated during the remainder of the year in which such deletion occurs based on the remaining contract expirations designated by the Index Sponsor. If a trading facility ceases trading in all contract expirations relating to a particular contract, the Index Sponsor may designate an eligible replacement contract on the commodity. To the extent practicable, the replacement will be in effect during the next monthly review of the composition of the S&P GSCI™ Index. If that timing is not practicable, the Index Sponsor will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract specifications and contract expirations.

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Value of the S&P GSCI™ Index

The value of the S&P GSCI™ Index on any given day is equal to the total dollar weight of the S&P GSCI™ Index divided by a normalizing constant that assures the continuity of the S&P GSCI™ Index over time. The total dollar weight of the S&P GSCI™ Index is the sum of the dollar weight of each of the underlying commodities.

The dollar weight of each such commodity on any given day is equal to:

•	the “daily contract reference price” (discussed below),
•	multiplied by the appropriate CPWs, and
•	during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of the Index Sponsor, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 p.m., New York City time, the Index Sponsor may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI™ Index calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCI™ Index is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI™ Index also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expiration on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI™ Index is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;
•	any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);
•	the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time. In that event, the Index Sponsor may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided that, if the trading facility publishes a price before the opening of trading on the next day, the Index Sponsor will revise the portion of the roll accordingly; or
•	trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.

Index Governance

Index Committee

The Index Sponsor has established an index committee with respect to the S&P GSCI™ Indices (the “Index Committee”) to oversee the daily management and operations of the S&P GSCI™ Index, and is responsible for all analytical methods and calculation of the S&P GSCI™ Indices. The Index Committee consists of full-time professional members of The Index Sponsor’s staff. At each meeting, the Index Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities or other matters.

The Index Sponsor considers information about changes to the S&P GSCI™ Indices and related matters to be potentially market-moving and material. Therefore, all Index Committee discussions are confidential.

The Index Committee reserves the right to make exceptions when applying the methodology of the S&P GSCI™ Index if the need arises.

In addition to the daily governance of the S&P GSCI™ Indices and maintenance of their methodologies, at least once within any 12-month period, the Index Committee reviews the methodology to ensure the S&P GSCI™ Indices continue to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, the Index Sponsor may publish a consultation inviting comments from external parties.

Commodity Index Advisory Panel

The Index Sponsor has established a commodity index advisory panel (with respect to the S&P GSCI™ Indices, the “Advisory Panel”) to assist it in connection with the operation of the S&P GSCI™ Index. The Advisory Panel meets on an annual basis and at other times at the request of the Index Committee. The principal purpose of the Advisory Panel is to advise the Index Committee with respect to, among other things, the calculation of the S&P GSCI™ Index, the effectiveness of the S&P GSCI™ Index as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the S&P GSCI™ Index. The Advisory Panel acts solely in an advisory and consultative capacity; the Index Committee makes all decisions with respect to the composition, calculation and operation of the S&P GSCI™ Index.

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Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, S&P Global, Inc. or any of their affiliates (collectively, “S&P”). S&P does not make any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P GSCITM Indices or the Underlying Asset to track general commodity market performance. S&P’s only relationship to UBS AG is the licensing of certain trademarks and trade names of S&P and of S&P GSCITM Indices and the Underlying Asset, which indices are determined, composed and calculated by S&P without regard to UBS AG or the Notes. S&P has no obligation to take the needs of UBS AG or the owners of the Notes into consideration in determining, composing or calculating the S&P GSCITM Indices or the Underlying Asset. S&P is not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF S&P GSCITM INDICES OR THE UNDERLYING ASSET OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCITM INDICES OR THE UNDERLYING ASSET OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCITM INDICES OR THE UNDERLYING ASSET OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

GSCI is a registered trademark of The Goldman Sachs Group, Inc. (“Goldman”) and has been licensed for use by S&P Dow Jones Indices. The S&P GSCITM index is not created, owned, endorsed, sponsored, sold or promoted by Goldman or its affiliates and Goldman bears no liability with respect to such index or data related thereto. Goldman provides no guarantee as to the accuracy and/or the completeness of the S&P GSCITM index or any data related thereto. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Asset.

Historical Information

The graph below illustrates the performance of SPX from January 1, 2011 through June 29, 2021, based on information from Bloomberg. The dotted line represents a hypothetical Trigger Level of 210.8321, which is equal to 90.00% of the Closing Level of SPX on June 29, 2021. The actual Trigger Level will be set on the Pricing Date. Past performance of Underlying Asset is not indicative of the future performance of the Underlying Asset.

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Underlying Asset. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

The IRS, for example, might assert that Section 1256 of the Code should apply to your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or a portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize income as if the Notes or the relevant portion of the Notes had been sold for fair market value). The IRS might also assert that the Notes should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the Notes.

However, the IRS has issued guidance (the “Notices”) that require participants in certain “basket option contracts” and “basket contracts” or transactions substantially similar thereto, to disclose their participation in such transactions pursuant to Treasury Regulations section 1.6011-4. It is not entirely clear whether the Notices would apply to securities such as your Notes. Accordingly, any participant in the Notes may need to make an independent determination (which may differ from other participants’ determinations) regarding the applicability of the Notices to the Notes. Purchasers of Notes should contact their tax advisors regarding the potential applicability of the Notices to the Notes and if applicable, the associated filing requirements.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

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Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Subject to Section “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Market Disruption Events; Early Termination Following a Change in Law

The section “General Terms of the Notes — Market Disruption Event” in the accompanying product supplement is superseded and replaced in its entirety as described below.

The Calculation Agent will determine the Initial Level based upon the Closing Level of the Underlying Asset on the Pricing Date and the Final Level based upon arithmetic average of the Closing Level of the Underlying Asset on each of the Averaging Dates. The date of determination of the Closing Level on any applicable date (in each case, a “Valuation Date”) may be postponed, and thus the determination of such level may be delayed, if the Calculation Agent determines that, on a Valuation Date, a Market Disruption Event has occurred or is continuing. If such a postponement occurs (i) on the Pricing Date, the Calculation Agent will determine the Closing Level of the Underlying Asset on the first subsequent Trading Day on which no Market Disruption Event occurs or is continuing or (ii) on an Averaging Date, the Calculation Agent will determine the Closing Level of the Underlying Asset on the first subsequent Valid Date. A “Valid Date” is a Trading Day on which a Market Disruption Event has not occurred and is not continuing and which is not otherwise scheduled to be an Averaging Date. In each case, the Calculation Agent will make its determination in accordance with the formula for and method of calculating the level of the Underlying Asset last in effect prior to such Market Disruption Event, such determination to be made by reference to:

(i)	with respect to each Underlying Constituent that was not affected by a Market Disruption Event on the originally scheduled Valuation Date (an “Unaffected Underlying Constituent”), the official settlement price or fixing level, as applicable, of such Unaffected Underlying Constituent as of the originally scheduled Valuation Date; and
(ii)	with respect to each Underlying Constituent that was affected by a Market Disruption Event on the originally scheduled Valuation Date (an “Affected Underlying Constituent”), the official settlement price or fixing level, as applicable, of such Affected Underlying Constituent as of the first following Trading Day or Valid Date, as applicable, on which no Market Disruption Event occurs or is continuing with respect to such Affected Underlying Constituent.

Notwithstanding the occurrence of one or more of the events below, which may, as determined by the Calculation Agent, constitute a Market Disruption Event, the Calculation Agent may waive its right to postpone a Valuation Date, if it determines that one or more of the events described below has not and is not likely to materially impair its ability to determine the Closing Level of the Underlying Asset. In no event, however, will a Valuation Date be postponed by more than eight Trading Days. If a Valuation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that last day will nevertheless be the Valuation Date (even if that day is already an Averaging Date) and the Closing Level of the Affected Underlying Constituent and, thereafter, the Underlying Asset will be determined by the Calculation Agent in accordance with the formula for and method of calculating the level of the Underlying Asset last in effect prior to the originally scheduled Valuation Date, such determination to be made by reference to:

(i)	with respect to each Unaffected Underlying Constituent, the official settlement price or fixing level, as applicable, of such Unaffected Underlying Constituent as of the originally scheduled Valuation Date,
(ii)	with respect to each Affected Underlying Constituent for which an official settlement price or fixing level, as applicable, has been determined by the Calculation Agent, the applicable official settlement price or fixing level, as applicable, for such Affected Underlying Constituent determined in the manner described above and
(iii)	with respect to each Affected Underlying Constituent for which an official settlement price or fixing level, as applicable, could not be determined as described above, the Calculation Agent’s estimate of the official settlement price or fixing level, as applicable, of such Affected Underlying Constituent that would have prevailed in the absence of the Market Disruption Event.

Upon the delay of a Valuation Date as set forth above, the Calculation Agent may delay the Original Issue Date and the Maturity Date as it deems appropriate.

Any of the following will be a Market Disruption Event with respect to the Underlying Asset, as determined by the Calculation Agent:

(i)	a termination or suspension of, or material limitation or disruption in trading of any Underlying Constituent;
(ii)	a change in the settlement price of any Underlying Constituent by an amount equal to the maximum permitted price change from the previous day’s settlement price;
(iii)	the settlement price is not published for any individual Underlying Constituent;
(iv)	the occurrence of a material change in the formula for or the method of calculating the relevant settlement price of any Underlying Constituent;
(v)	the level of the Underlying Asset is not published;
(vi)	in any other event, if the Calculation Agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described under “Use of Proceeds and Hedging” in the accompanying product supplement or (2) effect trading in the Underlying Constituents and instruments linked to the Underlying Asset generally; or
(vii)	the closure on any business day of any Relevant Exchange in respect of an Underlying Constituent, prior to its settled closing time.

“Relevant Exchange” means, with respect to the Underlying Asset or any successor thereto, the principal exchange or trading market for its Underlying Constituents, each as determined by the Calculation Agent.

Early Termination following a Change in Law

If the Calculation Agent determines that a Change in Law Event (as defined below) has occurred, your Notes may be deemed to have terminated early upon the occurrence of such event. The date of such early termination shall be the “Early Termination Valuation Date” for the Notes. The following events shall be considered “Change in Law Events”:

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The Calculation Agent determines that, on or after the Pricing Date,

(i)	due to the adoption of, or any change in, any applicable law, rule, regulation, order or custom (including without limitation any tax law); or
(ii)	due to the promulgation of, or any change in, the interpretation, application, exercise or operation by any court, tribunal, regulatory authority, exchange or trading facility or any other relevant entity with competent jurisdiction of any applicable law, rule, regulation, procedure, order, decision or determination (including, without limitation, as implemented by the CFTC or any exchange or trading facility), it is illegal or contrary (or upon adoption, it will be illegal or contrary) to such law, rule, regulation, order, decision or determination for us to
a.	issue, maintain or otherwise have outstanding these Notes; or
b.	purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ positions or contracts in securities, options, futures, derivatives, currencies or other instruments or arrangements (howsoever described), in each case necessary to hedge our obligations under these Notes (in a manner acceptable to us in the aggregate on a portfolio basis or incrementally on a trade by trade basis) (“hedge positions”). Hedge positions include, without limitation, hedge positions (in whole or in part) that are (or, but for the consequent disposal thereof, would be) in excess of any allowable position limit(s) in relation to any commodity or futures contract traded on any exchange(s) or other trading facility.

Following the occurrence of any Change in Law Event on or before the maturity date where the Calculation Agent determines these Notes will terminate early, the Calculation Agent shall determine the “Early Termination Payment” on the Early Termination Valuation Date as an amount equal to the economic value of the Note. No other amount will be due to you under these Notes following the payment of the Early Termination Payment. In determining the Early Termination Payment, the Calculation Agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market(s) including, without limitation, relevant rates, prices, yields, volatilities (including volatilities observed in the inter-dealer volatility market for the Underlying Asset or the index that most closely resembles the Underlying Asset for which relevant volatility data is available), spreads, correlations or other relevant market data from internal sources (including any affiliates of the Calculation Agent) or otherwise. Upon request, the Calculation Agent shall provide a summary of the calculation methodology and any inputs used to determine the economic value of the Notes. The economic value of the Notes and the Early Termination Payment following the occurrence of a Change in Law Event could be substantially less than the Principal Amount (and could be zero) and therefore you could lose some or all of your initial investment.

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Additional Terms of the Notes

Business Day

Notwithstanding anything to the contrary in the accompanying product supplement, when we refer to a Business Day with respect to the Notes, we mean any day that is a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York City or London.

Trading Day

Notwithstanding anything to the contrary in the accompanying product supplement, when we refer to a Trading Day with respect to the Notes, we mean day, as determined by the Calculation Agent, on which trading is scheduled to be generally conducted on the primary exchange(s) or market(s) on which the Underlying Constituents are listed or admitted for trading.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount of $10.00 per $1,000 Principal Amount of Notes. The Agents intend to resell the offered Notes at the original issue price to the public, provided that certain fiduciary accounts may purchase the Notes for as low as the price specified on the cover hereof and the Agents may forgo fees for sales to such fiduciary accounts. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest —UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the Pricing Date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the Pricing Date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Observation Dates and Interest Payment Dates	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform…..Perform	9
Information about the Underlying Asset	10
What Are the Tax Consequences of the Notes?	14
Market Disruption Events; Early Termination Following a Change in Law	16
Additional Terms of the Notes	18
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	19

Product Supplement

Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-1
Coupons	PS-2
Early Redemption	PS-2
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-3
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-6
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-7
Risk Factors	PS-9
General Terms of the Securities	PS-23
Use of Proceeds and Hedging	PS-46
Material U.S. Federal Income Tax Consequences	PS-47
Certain ERISA Considerations	PS-69
Supplemental Plan of Distribution (Conflicts of Interest)	PS-70

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Capped Trigger Return Notes

due on or about July 25, 2022

Preliminary Pricing Supplement dated June 30, 2021

(To Product Supplement dated February 24, 2021

and Prospectus dated February 24, 2021)

UBS Investment Bank

J.P. Morgan Securities LLC